Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 333-166953, Form S-8, File No. 333-64285, Form S-8, File No. 333-134699 and Form S-8, File No. 333-134700) pertaining to the Littelfuse, Inc. Long-Term Incentive Plan, the 1993 Stock Plan for Employees and Directors of Littelfuse, Inc., the Littelfuse, Inc. Outside Directors’ Stock Option Plan, and the Littelfuse, Inc. Equity Incentive Compensation Plan of our report dated February 25, 2014, with respect to the consolidated financial statements and schedule of Littelfuse, Inc., included in this Annual Report (Form 10-K) for the year ended December 27, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois

February 24, 2015